AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT
         THIS AGREEMENT, dated the 1st day of March, 2000 is made and entered into by and between THE NEW ECONOMY FUND, a Massachusetts business trust, (hereinafter called the "Trust"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Investment Adviser").
                              W I T N E S S E T H
         The Trust is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940. The Investment Adviser is registered under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advisory and related services to the Trust and to other investment companies.
         NOW THEREFORE, in consideration of the premises and the mutual undertaking of the parties, it is covenanted and agreed as follows:
         1. The Investment Adviser shall determine what securities shall be purchased or sold by the Trust.
         2. The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Trust, including the daily determination of net asset value and offering price per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Trust. The Investment Adviser shall also, at its expense, provide the Trust with suitable office space (which may be in the offices of the Investment Adviser); all necessary small office equipment and utilities; and general purpose accounting forms, supplies, and postage used at the offices of the Trust.
         3. The Trust shall pay all its expenses not assumed by the Investment Adviser as provided herein. Such expenses shall include, but shall not be limited to, custodian, registrar, stock transfer and dividend disbursing fees and expenses; costs of the designing, printing and mailing of reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, or repurchase of shares of the Trust (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to trustees; association dues; and costs of stationery and forms prepared exclusively for the Trust.
         4. The Investment Adviser agrees to pay the expenses incurred in connection with the organization of the Trust, its qualification to do business as a foreign corporation in the State of California, and its registration as an investment company under the 1940 Act, and all fees and expenses including fees of legal counsel to the Trust, which would otherwise be required to be paid by the Trust pursuant to Section 3 which are incurred by the Trust prior to the effective date of its Registration Statement, except for the costs of any share certificates and transfer agent fees and costs.
 5. The Trust shall pay to the Investment Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month, a fee calculated at the lower of the annual rates of:
 0.60% on the first $300 million of net assets
 0.48% on net assets from $300 million to $750 million
 0.45% on net assets from $750 million to $1.25 billion
 0.42% on net assets over $1.25 billion
  OR
 0.58% on the first $500 million of net assets
 0.48% on net assets from $500 million to $1 billion
 0.44% on net assets from $1 billion to $1.5 billion
 0.41% on net assets from $1.5 billion to $2.5 billion
 0.39% on net assets from $2.5 billion to $4 billion
 0.38% on net assets from $4 billion to $6.5 billion
 0.375% on net assets over $6.5 billion
Such fee shall be computed and accrued daily at one three-hundredth-sixty-fifth (1/365th) of the applicable rates set forth above.
         For the purposes hereof, the total net assets of the Trust shall be determined in the manner set forth in the Declaration of Trust and Prospectus of the Trust. The advisory fee shall be payable for the period commencing on the effective date of the agreement and ending on the date of termination hereof and shall be prorated for any fraction of a month at the termination of such period.
         6. For the purposes hereof, the total net asset value of the Trust shall be determined in the manner set forth in the Declaration of Trust, as amended.
         7. The Investment Adviser agrees that in the event the expenses of the Trust (with the exclusion of interest, taxes, brokerage costs, distribution expenses and extraordinary expenses such as litigation and acquisitions) for any fiscal year ending on a date on which the Investment Advisory and Service Agreement is in effect, exceed the expense limitations applicable to the Trust imposed by state securities laws or any regulations thereunder, it will reduce its fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Trust in the amount of such excess.
  8. The expense limitation described in Section 7 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Investment Adviser is required to reduce its management fee pursuant to provisions contained in Section 5 due to the expenses of the Class A shares exceeding the stated limit, the Investment Adviser will either (i) reduce its management fee similarly for other classes of shares, or (ii) reimburse the Fund for other expenses to the extent necessary to result in an expense reduction only for Class A shares of the Fund.
       9. This agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority (within the meaning of the Investment Company Act of l940) of the outstanding voting securities of the Trust, on sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Trust. Unless sooner terminated in accordance with this provision, this agreement shall continue until November 30, 2000. It may thereafter be renewed from year to year by mutual consent; provided that such renewal shall be specifically approved at least annually by the Board of Trustees of the Trust, or by vote of a majority (within the meaning of the Investment Company Act of l940) of the outstanding voting securities of the Trust. In either event, it must be approved by a majority of those trustees who are not parties to such agreement nor interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by writing signed by both parties.
         10. This agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the Investment Company Act of 1940) by the Investment Adviser shall automatically be terminated forthwith. The term "assignment" shall have the meaning defined in the Investment Company Act of l940.
         11. Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such business or in other related or unrelated businesses.
         12. The Investment Adviser shall not be liable to the Trust or its stockholders for any error of judgment, act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.
 The obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust individually, but bind only the Trust Estate. The Investment Adviser agrees to look solely to the assets of the Trust for the satisfaction of any liability of the Trust in respect of this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders or any of them, or any of their personal assets for such satisfaction.
 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.
                                  THE NEW ECONOMY FUND
                                  By

        Gordon R. Crawford, Chairman
                                  By

        Chad L. Norton, Secretary
                                     CAPITAL RESEARCH AND
  MANAGEMENT COMPANY
                                  By

        James F. Rothenberg, President
                                  By

        Michael J. Downer, Secretary